As filed with the Securities and Exchange Commission on January 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IBIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	26-2797813
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

8800 HSC Parkway

Bryan, Texas 77807-1107
(979) 446-0027

(Address, including zip code, of principal executive offices)

iBio, Inc. 2020 Omnibus Incentive Plan

(Full title of the plan)

Thomas F. Isett
Chairman and Chief Executive Officer
8800 HSC Parkway

Bryan, Texas 77807-1107
(979) 446-0027

(Name, address of and telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.
Hank Gracin, Esq
Patrick J. Egan, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor New York, New York 10174
(212) 907-6457
(Name, address and telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be Registered (2)(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee (5)
Common Stock, par value $0.001 per share	35,516,923	$1.20	$42,620,308	$4,650

(1)	The securities to be registered include options and other rights to acquire the common stock, par value $0.001 per share (the “Common Stock”), of iBio, Inc. (the “Registrant”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	Represents shares of Common Stock issuable under the iBio, Inc. 2020 Omnibus Incentive Plan (the “2020 Plan”). Pursuant to the terms of the 2020 Plan, any shares of Common Stock subject to outstanding stock options or other awards granted under the iBio, Inc. 2018 Omnibus Equity Incentive Plan (the “2018 Plan”) that, on or after the date on which the 2020 Plan became effective, expire, terminate or are forfeited for any reason prior to exercise or settlement shall become available for issuance pursuant to share awards granted under the 2020 Plan, subject to certain limitations.
(4)	Estimated pursuant to Rule 457(c) and 457(h) of the Securities Act solely for purposes of calculating the registration fee. The price for the shares under the 2020 Plan is based upon the average of the high and low sale prices of the Common Stock on January 6, 2021, as reported by the NYSE American.
(5)	Calculated pursuant to Section 6(b) of the Securities Act as 0.00010910 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

iBio, Inc. (the “Registrant” or the “Company”) hereby files this Registration Statement on Form S-8 relating to its common stock, par value $0.001 per share (the “Common Stock”), which have been reserved for issuance and are issuable pursuant to the Company’s 2020 Omnibus Incentive Plan (hereinafter referred to as the “2020 Plan”).

The Registrant’s Board of Directors believes that it is in the best interest of the Company and its stockholders for the Company to have in place the 2020 Plan, which reflects current best practice provisions. The 2020 Plan is the successor to the iBio, Inc. 2018 Omnibus Equity Incentive Plan, as amended (the “2018 Plan”). Now that the 2020 Plan is effective, all outstanding awards under the 2018 Plan will remain outstanding, but no further grants will be made under the 2018 Plan. The Board of Directors believes the 2020 Plan, including the maximum number of shares available for awards under the 2020 Plan, is necessary to ensure that we have adequate capacity to continue to attract, motivate, reward and retain employees, non-employee directors and consultants.

The total number of shares available under the 2020 Plan for awards to officers, employees, non-employee directors, and consultants consist of (i) the 32,000,000 shares reserved and available for issuance pursuant to the grant of new awards under the 2020 Plan, and (ii) the 3,516,923 shares subject to outstanding stock options or other awards granted under the 2018 Plan that, after the date on which the 2020 Plan became effective, are forfeited, canceled or otherwise terminated, other than by exercise; or are tendered or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price, if any, as such shares become available from time to time.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

* The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2020 Plan as required by Rule 428. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this prospectus and the termination of the offering:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which was filed with the SEC on October 13, 2020 and Annual Report on Form 10-K/A for the year ended June 30, 2020, which was filed with the SEC on October 27, 2020 (Commission File No. 001-35023);

•	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, which was filed with the SEC on November 16, 2020 (Commission File No. 001-35023);

•	The Registrant’s Current Reports on Form 8-K filed with the SEC on July 9, 2020, July 29, 2020 and August 13, 2020, October 2, 2020, October 5, 2020, October 9, 2020, October 13, 2020, October 16, 2020, October 22, 2020, November 3, 2020, November 24, 2020, November 25, 2020, December 7, 2020, December 9, 2020, December 10, 2020, December 23, 2020 and December 28, 2020(Commission File No. 001-35023);

•	The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 3, 2020, as amended on November 6, 2020 (Commission File No. 001-35023); and

•	The description of the Registrant’s common stock, par value $0.001 per share, included (i) under the caption “Description of Securities” in the Prospectus forming a part of Amendment No. 2 to the Registrant’s Registration Statement on Form S-1, filed with the SEC on October 24, 2019 (File No. 333-233504) and (ii) in Exhibit 4.9 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, filed with the SEC on October 13, 2020.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable

Item 6. Indemnification of Directors and Officers

The Registrant’s certificate of incorporation requires it to indemnify its officers and directors to the fullest extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as the Registrant’s representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Registrant. The Registrant has entered into indemnification agreements with its officers and directors to specify the terms of its indemnification obligations. In general, these indemnification agreements provide that the Registrant will:

•	indemnify its directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

•

advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

•	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and

•	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer.

As permitted under Delaware law, the Registrant’s bylaws contain a provision indemnifying directors, officers, employee or agent of the Registrant against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with an action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

The separation and distribution agreement that the Registrant entered into with Integrated BioPharma provides for indemnification by the Registrant of Integrated BioPharma and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended, in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that the Registrant indemnify Integrated BioPharma for various liabilities of iBio, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
3.1	Certificate of Incorporation of iBio, Inc., Certificate of Merger, Certificate of Ownership and Merger, Certificate of Amendment of the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2018 - File No. 001-35023))

3.2	Certificate of Amendment of the Certificate of Incorporation of iBio, Inc. (incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 14, 2018 - File No. 001-35023)

3.3	Certificate of Amendment of the Certificate of Incorporation of iBio, Inc. (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2018 - File No. 001-35023)

3.4	First Amended and Restated Bylaws of iBio, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2009 - File No. 000-53125)

3.5	Certificate of Designation, Preferences and Rights of the iBio CMO Preferred Tracking Stock of iBio, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2017 - File No. 001-35023)

3.6	Certificate of Designation, Preferences and Rights of the iBio CMO Preferred Tracking Stock of iBio, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2017 - File No. 001-35023)

3.7	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of iBio, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2018 - File No. 001-35023)

3.8	Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock of iBio, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2018 - File No. 001-35023)

3.9	Certificate of Designation, Preferences and Rights of the Series C Convertible Preferred Stock of iBio, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2019 - File No. 001-35023)

4.1	Form of Common Stock Certificate (Incorporated herein by reference to Exhibit 4.1 to the Company’s Form 10-12G filed with the Securities and Exchange Commission on July 11, 2008 - Commission File No. 000-53125)

5.1*	Opinion of Gracin & Marlow, LLC

10.1	iBio, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 3, 2020).

10.2*	Form of Non-Qualified Stock Option Agreement for Employees under the iBio, Inc. 2020 Omnibus Incentive Plan

10.3*	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors (Initial Grant) under the iBio, Inc. 2020 Omnibus Incentive Plan

10.4*	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors (Annual Grant) under the iBio, Inc. 2020 Omnibus Incentive Plan

10.5*	Form of Restricted Stock Unit Award Agreement for Employees under the iBio, Inc. 2020 Omnibus Incentive Plan

23.1*	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Gracin & Marlow, LLC (Included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page to this Registration Statement)

*Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply to the Registration Statement on Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, January 11, 2021.

IBIO, INC.

By:	/s/ Thomas F. Isett
Chairman and Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each of the undersigned, whose signature appears below, hereby constitutes and appoints Thomas F. Isett and John Delta, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, or his or their substitute or substitutes, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant, iBio, Inc., in the capacities and on the date indicated.

Signature	Title	Date

/s/ Thomas F. Isett	Chairman and Chief Executive Officer (Principal Executive Officer)	January 11, 2021
Thomas F. Isett

/s/ John Delta	Acting Chief Financial Officer	January 11, 2021
John Delta	(Principal Financial Officer and Principal Accounting Officer)

/s/ Robert B. Kay	Director	January 11, 2021
Robert B. Kay

/s/ James T. Hill	Director	January 11, 2021
General James T. Hill (Ret.)

/s/ Glenn Chang	Director	January 11, 2021
Glenn Chang

/s/ John D. McKey, Jr.	Director	January 11, 2021
John D. McKey, Jr.

/s/ Seymour Flug	Director	January 11, 2021
Seymour Flug

/s/ Linda W. Armstrong, M.D.	Director	January 11, 2021
Linda W. Armstrong, M.D.

/s/ Alexandra Kropotova	Director	January 11, 2021
Alexandra Kropotova

/s/ Gary Sender	Director	January 11, 2021
Gary Sender

EXHIBIT INDEX

Exhibit Number	Description
3.1	Certificate of Incorporation of iBio, Inc., Certificate of Merger, Certificate of Ownership and Merger, Certificate of Amendment of the Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 11, 2018 - File No. 001-35023))

3.2	Certificate of Amendment of the Certificate of Incorporation of iBio, Inc. (incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 14, 2018 - File No. 001-35023)

3.3	Certificate of Amendment of the Certificate of Incorporation of iBio, Inc. (incorporated herein by reference to the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2018 - File No. 001-35023)

3.4	First Amended and Restated Bylaws of iBio, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2009 - File No. 000-53125)

3.5	Certificate of Designation, Preferences and Rights of the iBio CMO Preferred Tracking Stock of iBio, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2017 - File No. 001-35023)

3.6	Certificate of Designation, Preferences and Rights of the iBio CMO Preferred Tracking Stock of iBio, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2017 - File No. 001-35023)

3.7	Certificate of Designation, Preferences and Rights of the Series A Convertible Preferred Stock of iBio, Inc. (Incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2018 - File No. 001-35023)

3.8	Certificate of Designation, Preferences and Rights of the Series B Convertible Preferred Stock of iBio, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2018 - File No. 001-35023)

3.9	Certificate of Designation, Preferences and Rights of the Series C Convertible Preferred Stock of iBio, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 29, 2019 - File No. 001-35023)

4.1	Form of Common Stock Certificate (Incorporated herein by reference to Exhibit 4.1 to the Company’s Form 10-12G filed with the Securities and Exchange Commission on July 11, 2008 - Commission File No. 000-53125)

5.1*	Opinion of Gracin & Marlow, LLC

10.1	iBio, Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on November 3, 2020).

10.2*	Form of Non-Qualified Stock Option Agreement for Employees under the iBio, Inc. 2020 Omnibus Incentive Plan

10.3*	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors (Initial Grant) under the iBio, Inc. 2020 Omnibus Incentive Plan

10.4*	Form of Non-Qualified Stock Option Agreement for Non-Employee Directors (Annual Grant) under the iBio, Inc. 2020 Omnibus Incentive Plan

10.5*	Form of Restricted Stock Unit Award Agreement for Employees under the iBio, Inc. 2020 Omnibus Incentive Plan

23.1*	Consent of CohnReznick LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Gracin & Marlow, LLC (Included in Exhibit 5.1)

24.1*	Powers of Attorney (included on signature page to this Registration Statement)

*Filed herewith.